Exhibit 99.1

VIRGIN MEDIA REPORTS FOURTH QUARTER 2006 RESULTS

London, England, February 28, 2007 — Virgin Media Inc. (NASDAQ: VMED)  announces results for the quarter ended December 31, 2006. Virgin Media changed its company name from NTL Incorporated on February 6, 2007. This earnings release contains historical financial information on both an actual reported basis and a pro forma basis. The pro forma results for the quarter ended December 31, 2005 assume that the merger with Telewest took place on January 1, 2005. No pro forma financial information has been presented in respect of the acquisition of Virgin Mobile, which closed on July 4, 2006.

Highlights: Fourth Quarter 2006

•                  Rebranded from NTL: Telewest to Virgin Media

•                  Revenue growth in all segments

•                  78,100 broadband net RGU additions, 38,500 TV net RGU additions

•                  Churn reduced to 1.7%

•                  Cable ARPU of £42.82, up £0.34 vs Q3-06

•                  Successfully completed first major billing system integration

•                  Underlying OCF growth. Impacted by cable merger implementation, other M&A activities and rebrand costs

			Pro forma
	Q4 2006	Q3 2006	Q4 2005
	£m	£m	£m
Revenue
Cable
Consumer	644.4	642.8	631.2
Business	168.8	162.3	168.2
	813.2	805.1	799.4
Mobile	151.7	140.4	—
Content	116.7	79.4	116.7
Total Revenue	1,081.6	1,024.9	916.1

OCF
Cable	296.8	296.3	283.2
Mobile	14.2	16.0	—
Content	2.0	5.5	8.8
Total OCF	313.0	317.8	292.0

Operating income/(loss)	9.2	(9.6)	(19.4)

OCF in the fourth quarter has been negatively impacted by £19.1m of implementation costs relating to the merger with Telewest (Q3-06: £14.2m), £5.0m of rebrand expenses (Q3-06: £0m) and £2.3m of legal and professional costs related to M&A activity (Q3-06: £0m). OCF is operating income before depreciation, amortization and other charges and is a non-GAAP financial measure. Please see Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents. The pro forma results for the quarter ended December 31, 2005 assume that the merger with Telewest took place on January 1, 2005. The pro forma presentation set forth above and elsewhere in this earnings release is non-GAAP financial information that management believes facilitates a comparative analysis of developments in our business. Please see Appendices E and F for a discussion of our pro forma financial information.

Review of 2006 — 12 months of building a strong platform for future growth

•                 Completed Telewest merger and Virgin Mobile acquisition

•                 Delivered synergy savings and headcount reductions

•                 Completed first billing system integration

•                 Announced rebranding to Virgin Media (implemented Feb 2007)

•                 Significant ARPU growth

•                 Launched innovative new product bundles (eg 4 for £40, VIP)

•                 Completed roll-out of superior products VOD, HDTV and DVR

•                 Made significant customer care improvements

•                 Established new management team with track record of success

Steve Burch, Chief Executive Officer of Virgin Media, said:

“Our first set of figures released under our new name show continued improvement, with revenue growth across all segments, good growth in ARPU and triple play penetration, reduced churn and strong broadband and TV net additions. Underlying OCF growth was strong before the impact of merger implementation, rebrand and M&A costs.

Overall, the performance of the underlying business is on track and provides a strong foundation for the rebranding to Virgin Media. Consumer reaction to the rebrand, announced on February 8, has been very encouraging. Our rebrand and the ongoing improvements to our business that it reflects, signal a great opportunity for our customers and investors and poses a serious challenge to our competitors.”

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:
M: Communications
Lisa Gordon:	+44 (0) 20 7153 1540
Nick Fox:	+44 (0) 20 7153 1548

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2006
OPERATIONAL REVIEW

The commentary below refers to financial results prepared on both an actual reported and pro forma basis. The historical actual reported results consolidate Telewest from March 3, 2006, the date of the closing of the merger between NTL and Telewest and consolidate Virgin Mobile from July 4, 2006, the date of the closing of its acquisition. The pro forma results for the quarter ended December 31, 2005 assume that the merger with Telewest occurred on January 1, 2005. No pro forma financial information has been presented in respect of the acquisition of Virgin Mobile. The pro forma financial information is non-GAAP financial information that management believes facilitates a comparative analysis of developments in the Company’s business. Please see Appendices E and F for a discussion of our pro forma financial information.

Unless otherwise indicated, all historical references to operational statistics including customer and subscriber figures, ARPU and churn are on a pro forma basis assuming the merger with Telewest occurred on January 1, 2005.

Revenue

Total revenue in the fourth quarter increased to £1,081.6 million (Q3 2006: £1,024.9m) due to revenue growth in all segments. Year on year revenue growth in the fourth quarter was £597.0 million (Q4 2005: £484.6m), due to the merger with Telewest and the acquisition of Virgin Mobile.

Cable Segment Revenue
Consumer

Consumer revenue in the fourth quarter was £644.4 million (Q3 2006: £642.8m), reflecting primarily an increase in ARPU to £42.82 from £42.48. Consumer revenue increased by £13.2 million compared to the same pro forma period in the previous year, due to an increase in ARPU, reflecting our drive to encourage triple play bundling and a focus on better quality customers.

Cable ARPU has grown in the quarter due mainly to an increase in RGU per customer from 2.14 to 2.17 and an increase in triple play penetration from 38.7% to 40.6%. We have focused on acquiring new bundled customers and on cross-selling to existing customers and also made some selected price rises.

Gross customer additions in the fourth quarter were 213,500, down from 229,200 in the third quarter. As anticipated in our third quarter earnings announcement, this was due to the cessation of installation activity during a billing system migration and a lower level of installations in the last two weeks of December because of the holiday season.

Churn in the fourth quarter was 1.7%, down from 1.8% in the third quarter. Gross disconnections were 250,500, down 16,000 compared to the previous quarter. As expected, churn continued to be impacted by policy and process changes undertaken to align old NTL areas with Telewest.

Net customer losses were 37,000 in the quarter, essentially flat as compared to the previous quarter.

Our current carriage agreement with BSkyB for carriage of its basic channels ends on February 28, 2007. As of the time of this release, we have not reached agreement with BSkyB to renew this agreement. We have offered them a binding arbitration process covering both the Sky basics and Virgin Media Television channel carriage contracts and are awaiting their response. Sky’s premium sports and movie channels are not impacted by the negotiation and will continue to be available to Virgin Media customers. Despite a dramatic and sustained decline in the Sky basic channels’ popularity in Virgin Media households (they have lost an average of 7% of their cable viewing every year over the past four years), Sky demanded a price that bears no relation to the channels’ popularity and is radically out of line with the way it values our own Virgin Media TV channels on its own network.

If Sky withdraws its basic channels, we will no longer have to pay BSkyB significant wholesale charges for its channels. We will divert some of these savings into further content additions to our existing on-demand library. Although we expect that there may be a short term impact on customer churn and customer acquisition, we believe our differentiated VOD content, and the excellent value and flexibility of our product bundles will continue to attract and retain customers.

The Consumer division and its TV, telephony and broadband business was rebranded to Virgin Media on February 8, 2007 backed by a significant advertising campaign. We believe that the unique flavor and customer focus of the Virgin brand, underpinned by the progress we have made in customer service and product innovation, will also give our growth fresh impetus.

Broadband

We continue to experience strong growth in the number of broadband subscribers with net additions of 78,100 in the quarter, continuing at the level experienced in the previous quarter.

As an end-to-end network owner, cable has inbuilt advantages in the quality of broadband service that we offer. Customers can receive consistent speeds no matter where they live on our network and a top speed of 10Mb is available throughout our broadband addressable areas. We will be increasing this to 20Mb in June and we are also currently conducting a residential trial of a 50Mb broadband service.

Our product superiority was recognized in February when we were named Best Consumer ISP at the Internet Services Providers’ Association Awards. The award recognized that we demonstrate outstanding value for money and customer care.

Television

Digital television net additions were 83,900, following net additions of 85,800 in the previous quarter.  Total TV net additions, which includes analog television, were 38,500 in the quarter, up from 22,200 in the previous quarter. Growth has been strong due to the continued roll-out of new products alongside compelling marketing and product propositions.

Video-on-demand (VOD) is now available to all of our digital subscribers. Unlike other providers, our range of content is extensive with many thousands of hours of content including over 500 movies, highlights from the previous week’s primetime schedule, over 2,000 hours of top TV series and over 1,000 music videos available every day. We have VOD content available from HBO, Buena Vista, Warner, BBC, Channel 4, Alliance Atlantis, Virgin Media TV and further major content additions are expected throughout the year, as we divert some of the savings from the Sky basics channels, strengthening our line up and adding even more choice for our subscribers.

We have recently launched an innovative new service, Virgin Central, a revolutionary kind of television channel. Virgin Central heralds a new way to watch TV, combining the simplicity of a traditional channel with the choice and control of next generation TV-on-demand technology. The channel hosts a continuously refreshing showcase of blockbuster entertainment around the clock. By pressing one button and using a simple on-screen guide, viewers have instant access to different episodes of the show they select. They can then stop, rewind and pause - just like using a DVD player. Virgin Central includes free access to hit shows like The OC, Nip/Tuck, Little Britain, Criminal Minds, Grey’s Anatomy, Spooks and West Wing. Content will be updated regularly and, unlike a traditional TV channel, there will be no waiting for scheduled start times.

The hybrid service marks a step change in the development of TV-on-demand - making access to a library of additional viewing more exciting and intuitive than using a static on-screen menu. The new channel complements our existing library of TV-on-demand entertainment.

We have also completed the roll-out of our newly rebranded V+ box, which is a high definition (HDTV) compatible digital video recorder (DVR). We believe this is the best on the market with 80 hours recording time, three tuners and full VOD capability. We currently have 79,000 V+ subscribers. We have over 150 hours of HD content and will be expanding this range.

Telephony

Telephony net subscriber losses in the quarter were 64,300, partially as a result of competitive pressure. The installation shutdown and the holiday season slowdown, referred to above, also had a negative effect. There was also a small increase in disconnects as telephony continued to be impacted by policy and process changes undertaken to align old NTL areas with Telewest.

In order to address these subscriber losses, we are refocusing the way we market and sell some of our bundles to try and ensure that telephony is always pushed at the point of sale. We have also continued our strategy of increasing the number of subscribers on flat rate packages to reduce the impact of declining fixed line telephony usage.

Off-net

Off-net revenues were largely from Virgin.net, our wholly owned broadband ISP which offers broadband and telephony services using BT Group’s wholesale products rather than our own cable network. Virgin.net also rebranded to Virgin Media on February 8, 2007.

Consumer off-net revenue in the fourth quarter was down slightly at £17.2 million (Q3 2006: £17.6m), reflecting a reduction in telephony and dial-up customers, but good growth in broadband. By the year-end, we had 260,800 off-net broadband subscribers following a further 18,000 net additions in the quarter, up from 7,800 net additions in the previous quarter, and 38,300 off-net telephony subscribers. Customer growth has been strong on the back of new bundle packages and pricing.

The current year will see an aggressive roll-out of our off-net strategy which is being developed to leverage the Virgin Media brand nationally by extending it into non-cable areas. We plan for off-net to represent a significant portion of our growth platform for our national Virgin Media business.

We are close to securing a wholesale local loop unbundling provider, which will enable us to launch new quad-play product propositions outside of our cable network with only modest capital investment.  In addition, ahead of that, we plan to launch a Virgin Media branded multi-channel Digital Terrestrial TV set top box that we will bundle with our off-net telephone, broadband and mobile products. We plan to enhance this proposition significantly in 2008, by offering an IPTV service, including pay broadcast channels and VOD to customers outside of our cable areas on unbundled exchanges.

A key benefit from our off-net strategy will be our ability to offer a Virgin Media branded quad-play to the significant number of cable customers who churn because they are moving out of our addressable areas.

Business

Business revenue in the fourth quarter was £168.8 million, up £6.5 million compared to the third quarter primarily due to increased wholesale revenues from voice and fiber circuit kit sales, and an increase in retail data sales of £1.9 million. These wholesale increases were at a relatively low gross margin. The kit sales to a major wholesale mobile customer signify the completion of the build of a Wide Transmission Network (WTN) and are therefore not expected to recur significantly in 2007. Future wholesale revenues from that customer will be for operational and maintenance of the WTN and we expect that wholesale revenues will be approximately £10 million to £15 million lower in the first quarter of 2007.

In the short term, we believe the UK market for voice and wholesale services remains challenging. However, we are well positioned for further growth in data revenues.

We have a lower unit network cost than our competitors, a strong capable network and a substantial increase in scale from the Telewest merger, which should enable us to continue to deliver strong cashflow from our Business services.

Cable Segment OCF

Cable segment OCF in the quarter was £296.8 million, up £0.5 million compared to the previous quarter. This was due mainly to underlying growth and a £9 million increase in the realization of cost synergies being partially offset by £5.0 million of rebrand expenses, £2.3 million of legal and professional expenses relating to Merger and Acquisition activity and a £4.9 million increase in cable merger implementation costs. Implementation costs increased from the third quarter primarily due to the costs associated with the billing system migration we completed in December.

Cable segment OCF was up £142.1 million as compared to the same quarter last year due mainly to the merger with Telewest.

Mobile Segment

Virgin Mobile was acquired on July 4, 2006 and we have consolidated its results of operations from that date. Total mobile revenue in the fourth quarter was £151.7 million (Q3 2006: £140.4m) comprising £141.8 million service revenue and £9.9 million equipment revenue.

Revenue growth was primarily due to increased mobile monthly ARPU and a full quarter’s revenue following the acquisition.

ARPU rose to £10.59 in the fourth quarter (Q3 2006: £10.28) due to an increase in the number of high ARPU contract customers and higher usage.

Net customer additions in the quarter were 11,100, compared to 122,700 in the previous quarter. Customer growth was lower than expected due to increased price competition and higher advertising spend from our mobile competitors. We continued to grow the number of higher ARPU and more valuable contract customers, as well as overall revenue. We anticipate that net customer additions in the first quarter of 2007 will be significantly negative, reflecting normal seasonal weakness, which generally follows the holiday sales period.

We continue to expect good subscriber growth for the full year 2007. Our focus will revolve around the reinvigoration of our “value” marketing messaging, continuing to focus on our growing contract business, cross-selling to our cable customer base, exploiting and benefiting from the marketing investment of the Virgin Media rebrand and further retail store openings. These stores will also sell the full range of Virgin Media products.

Mobile OCF was £14.2 million in the quarter, down from £16.0 million in the previous quarter due mainly to seasonally increased marketing and subscriber acquisition costs.

Content Segment

The Content segment consists of Virgin Media Television and Sit-up. Virgin Media Television was rebranded from Flextech on February 8, 2007.

Total content segment revenue, after inter segment elimination of £5.8 million, was £116.7 million in the fourth quarter (Q3 2006: £79.4m), comprising £34.7 million from Virgin Media Television and £82.0 million from Sit-up. This increase was largely due to seasonal growth at Sit-up and advertising growth at Virgin Media Television.

Virgin Media Television sells programming to the Virgin Media cable business. For consolidation purposes therefore, these amounts have been eliminated.

Virgin Media Television revenue, after inter segment elimination, was £34.7 million in the quarter, up £2.8 million from the previous quarter. This was due mainly to an increase in advertising revenue from £19.1 million to £20.8 million reflecting an increase in commercial impacts and growth in Virgin Media Television’s market share of TV advertising. Virgin Media Television revenue, after inter segment elimination, was up £2.1 million compared to the pro forma fourth quarter of 2005 due mainly to an increase in advertising revenue.

Virgin Media Television has recently signed a new two-year carriage contract with British Sky Broadcasting for the carriage of its channels, which runs from January 1, 2007. As a result, subscription revenue is expected to be approximately £30 million lower in 2007 than in 2006. We believe that BSkyB has deliberately undervalued these channels purely because they are owned by its principal pay-TV competitor. The effect on overall group revenue is fairly immaterial as fourth quarter subscription revenue represented just 0.8% of group revenue.  An “off screen” or non-programming cost reduction plan is in place to address some of this shortfall, but nevertheless 2007 Content OCF is expected to be significantly affected.

Despite the reduction in subscription revenue, we intend to continue to increase investment in “on screen” programming costs in order to continue to further strengthen our channels, grow commercial impacts and secure increased advertising revenue in future years.

Strong growth in Sit-up revenue in the fourth quarter, up £34.5 million to £82.0 million (Q3 2006: £47.5m) reflects the seasonal impact. Consequently, it is expected that, consistent with our experience in 2006, first quarter revenue will reflect a material decline of approximately £30 million following the end of the holiday season.

Content segment OCF in the quarter contributed £2.0 million, down £3.5 million from the prior quarter due to improved performance at Sit-up being offset by the seasonal increase in programming expense. Compared to the same pro forma period last year, Content segment OCF was down £6.8 million due mainly to lower margins at Sit-up.

Operating Income before Depreciation, Amortization and Other Charges (OCF)

OCF was up £158.3 million compared to the fourth quarter of 2005, due to the merger with Telewest and the acquisition of Virgin Mobile.

OCF of £313.0 million in the fourth quarter (Q3 2006: £317.8m) reflects a number of items relating to the merger and other corporate expenses.

Approximately £29 million of estimated synergy cost savings were realized from the merger, an increase of £9 million compared to the previous quarter. This was offset by £5.0 million of rebrand expenses, £2.3 million of legal and professional expenses relating to Merger and Acquisition activity, a £4.9 million increase to £19.1 million of cable merger implementation costs, and seasonal reductions in Mobile and Content OCF as discussed above.

We continue to expect to achieve a run rate of approximately £250 million of estimated synergy savings by the end of 2007, consisting of £200 million of operational expenditure savings and £50 million of capital expenditure savings.

In January, we began the extensive marketing campaign behind our new Virgin Media brand. We expect this to increase our normal marketing and communication costs by over £25 million in 2007, with approximately £16 million to be incurred in the first quarter.

We expect OCF in the first quarter to be negatively impacted by lower Business wholesale revenues and increased brand marketing spend as discussed above.

OCF is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Operating Income/Loss and Loss From Continuing Operations

Operating income in the fourth quarter was £9.2 million (Q3 2006: £9.6 million loss) and compares with an operating loss of £34.4 million in the fourth quarter of 2005 due to the merger with Telewest and the acquisition of Virgin Mobile.

Loss from continuing operations was £88.1 million (Q3 2006: £104.2m). This loss was £31.9 million higher than in the fourth quarter of 2005 due mainly to the merger with Telewest and the acquisition of Virgin Mobile.

Capital Expenditure

Fixed asset additions (accrual basis) in the quarter were £178.6 million (Q3 2006: £147.3m). This benefited from approximately £9 million of estimated synergy cost savings resulting from the merger. This was more than offset, however, by the fixed asset merger integration expense incurred in the quarter of £32.0 million mainly relating to the first major billing system integration.

Compared to the fourth quarter of 2005, fixed asset additions (accrual basis) were up £84.0 million due mainly to the merger with Telewest.

The total purchase of fixed assets was £147.8 million in the quarter, compared to £133.6 million in the previous quarter and £71.8 million in the same quarter last year.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Net Debt

As of December 31, 2006, net debt was £5,741 million. This consisted of £5,025 million outstanding under the Senior Credit Facility, £1,024 million of Senior Notes, and £110 million of capital leases and other, offset by £418 million of cash and cash equivalents. Total liabilities as of December 31, 2006 were £8,013 million.

Cash interest paid (exclusive of amounts capitalized) was £59 million in the quarter and £327 million for the full year.

Net debt is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward looking statements. These factors include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to control customer churn; (3) the effect of technological changes on our businesses; (4) the ability to use the Virgin name and logo; (5) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (6) possible losses in revenues due to systems failures; (7) the ability to provide attractive programming at a reasonable cost; (8) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (9) the functionality or market acceptance of new products that we may introduce; (10) the failure to obtain and retain expected synergies from the merger of our legacy NTL and Telewest businesses and the acquisition of Virgin Mobile; (11) the rate of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the acquisition of Virgin Mobile; (12) the ability to achieve business plans for the combined company; (13) the ability to fund debt service obligations through operating cash flow; (14) the ability to obtain additional financing in the future and react to competitive and technological changes; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future earnings will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 28, 2006, Virgin Media Holdings Inc.’s Form 10-K filed with the SEC on March 1, 2006 and Virgin Media’s Forms 10-Q filed with the SEC on May 10, 2006, August 9, 2006 and November 9, 2006. We assume no obligation to update our forward looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Change of Company Name

On February 6, 2007, NTL Incorporated changed its name to Virgin Media Inc.

NTL-Telewest Merger

On March 3, 2006, NTL Holdings Inc. (formerly known as NTL Incorporated and now known as Virgin Media Holdings Inc.), merged with a subsidiary of NTL Incorporated formerly known as Telewest Global, Inc. and now known as Virgin Media Inc. Because this transaction was accounted for as a reverse acquisition, the actual reported financial information included in this release is of the corporation now known as Virgin Media Holdings Inc. for the period through March 3, 2006 and thereafter it reflects the reverse acquisition of Telewest Global, Inc. The pro forma financial information treats the merger as if it occurred at the beginning of the relevant year.

Virgin Mobile Acquisition

On July 4, 2006, we completed the acquisition of Virgin Mobile Holdings (UK) plc, or Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the United Kingdom, with approximately 4.5 million customers. We have entered into a long-term trademark license agreement with Virgin Enterprises Limited pursuant to which we have re-branded our existing consumer and part of our content businesses with the Virgin brand.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), (ii) fixed asset additions (accrual basis) and (iii) net debt, as we believe these are important measures of the operational strength of our business.  Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), purchase of fixed assets and total liabilities, respectively, or as indicators of our operating performance, expenditure for fixed assets and total liabilities.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Pro Forma Financial Information

The pro forma presentation of our financial results contained herein is non-GAAP financial information. We have included the pro forma information to provide a useful basis for evaluating developments in our business over time, but it should not be viewed as a substitute for our GAAP financial information. Please see Appendix E.

Appendices:

A)          Financial Statements

•                  Condensed Consolidated Statement of Operations

•                  Condensed Consolidated Balance Sheet

•                  Condensed Consolidated Statement of Cashflows

•                  Quarterly Condensed Consolidated Statement of Operations

B)            Group Residential Operations Statistics

C)            Segmental Analysis

D)           Fixed Asset Additions (Accrual basis)

E)             Pro Forma Combined Condensed Financial Information

F)             Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)                                   Financial Statements (corrected)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in £ millions, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue	1,081.6	484.6	3,602.2	1,947.6

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	510.4	205.2	1,572.8	808.3
Selling, general and administrative expenses	258.2	124.7	906.9	483.0
Other charges	15.6	22.4	67.0	24.8
Depreciation	207.9	139.5	799.1	541.7
Amortization	80.3	27.2	246.6	109.5
Total costs and expenses	1,072.4	519.0	3,592.4	1,967.3
Operating income (loss)	9.2	(34.4)	9.8	(19.7)

Other income(expense)
Interest income and other, net	10.4	7.8	34.7	29.4
Interest expense	(124.8)	(55.6)	(457.4)	(235.8)
Share of income from equity investments	4.1	—	12.5	—
Foreign currency transaction gains (losses)	7.7	35.2	(90.1)	5.3
Gain (loss) on extinguishment of debt	0.1	—	(32.8)	(2.0)
Gains on derivative instruments	3.2	0.9	1.3	0.9
Loss from continuing operations before income taxes, minority interest and cumulative effect of changes in accounting principle	(90.1)	(46.1)	(522.0)	(221.9)
Income tax benefit (expense)	1.0	(10.1)	11.8	(18.8)
Minority interest	1.0	—	1.0	(1.0)
Loss from continuing operations	(88.1)	(56.2)	(509.2)	(241.7)

Discontinued operations
Income from discontinued operations before income taxes	—	0.2	—	5.7
Gain on disposal of assets	(0.2)	—	7.9	657.2
Income tax expense	—	(0.2)	—	(0.2)
Income from discontinued operations	(0.2)	0.0	7.9	662.7

Cumulative effect of changes in accounting principle	(33.8)	—	(32.6)	—

Net (loss)income	(122.1)	(56.2)	(533.9)	421.0

Basic and diluted loss from continuing operations per share	£(0.27)	£(0.26)	£(1.74)	£(1.13)

Basic and diluted income from discontinued operations per share	£0.00	£0.00	£0.03	£3.10

Basic and diluted loss from cumulative effect of changes in accounting principle per share	£(0.10)	—	£(0.11)	—

Basic and diluted net (loss)income per share	£(0.37)	£(0.26)	£(1.82)	£1.97

Dividends per share	£0.01	—	£0.03	—

Average number of shares outstanding (in millions)	323.8	212.8	292.9	213.8

CONDENSED CONSOLIDATED BALANCE SHEET
(in £ millions)

	December 1,	September 30,	December 31,
	2006	2006	2005
Assets
Current assets
Cash and cash equivalents	418.5	302.2	735.2
Restricted cash	6.0	6.7	3.4
Marketable securities	—	—	96.9
Accounts receivable - trade, less allowance for doubtful accounts of £51.8 (Dec. 31, 2006) £58.9 (Sep. 30, 2006) and £41.7 (Dec. 31, 2005)	461.2	409.7	191.8
Inventory	65.3	67.6	—
Prepaid expenses and other current assets	87.4	94.7	112.4
Total current assets	1,038.4	880.9	1,139.7

Fixed assets, net	6,026.3	6,088.6	3,294.9
Goodwill and other indefinite-lived intangible assets	2,516.5	2,484.0	193.0
Intangible assets, net	1,120.5	1,178.0	250.0
Equity investments	371.5	387.5	—
Other assets, net of accumulated amortization of £21.8 (Dec. 31, 2006) £15.7 (Sep. 30, 2006) and £32.2 (Dec. 31, 2005)	170.3	173.9	110.9
Total assets	11,243.5	11,192.9	4,988.5

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	379.6	369.8	176.9
Accrued expenses and other current liabilities	485.5	433.7	202.3
VAT and employee taxes payable	82.8	77.7	43.5
Restructuring liabilities	126.8	126.4	45.3
Interest payable	158.2	94.4	37.8
Deferred revenue	268.0	263.2	103.2
Current portion of long term debt	141.9	151.5	0.8
Total current liabilities	1,642.8	1,516.7	609.8

Long term debt, net of current portion	6,017.2	6,055.5	2,279.2
Deferred revenue and other long term liabilities	276.2	194.1	134.3
Defered income taxes	77.2	77.0	9.2
Total liabilities	8,013.4	7,843.3	3,032.5
Commitments and contingent liabilities
Minority interest	—	1.0	1.0
Shareholders’ equity
Common stock	1.8	1.8	1.2
Additional paid-in capital	4,303.4	4,285.8	2,671.0
Treasury stock	—	—	(114.0)
Accumulated other comprehensive income	116.0	126.6	45.5
Accumulated deficit	(1,191.1)	(1,065.6)	(648.7)
Total shareholders’ equity	3,230.1	3,348.6	1,955.0
Total liabilities and shareholders’ equity	11,243.5	11,192.9	4,988.5

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS
(in £ millions)

	Year ended
	December 31,
	2006	2005
Net cash provided by operating activities	786.1	325.6

Investing activities
Purchase of fixed assets	(544.8)	(288.1)
Purchase of intangible assets	(10.0)	—
Income from equity investments	15.7	0.7
Acquisitions, net of cash acquired	(2,423.1)	—
Proceeds from the sale of fixed assets	2.4	2.6
Decrease in restricted cash	5.8	12.4
Proceeds from sale of Broadcast operations, net	—	1,229.0
Proceeds from sale of Ireland operations, net	—	216.2
Net cash (used in) provided by investing activites	(2,954.0)	1,172.8

Financing activities
Proceeds from employee stock option exercises	38.7	5.0
Purchase of stock	—	(114.0)
New borrowings, net of financing fees	8,935.6	—
Principal payments on long-term debt	(7,053.4)	(782.0)
Capital lease payments	(47.2)	(4.6)
Dividends paid	(8.5)	—
Net cash provided by (used in) financing activities	1,865.2	(895.6)

Cash flow from discontinued operations
Net cash used in operating activities	—	(14.3)
Net cash used in investing activities	—	(4.1)
Net cash used in discontinued operations	—	(18.4)

Effect of exchange rate changes on cash and cash equivalents	(14.0)	25.6

(Decrease) increase in cash and cash equivalents	(316.7)	610.0

Cash and cash equivalents, at beginning of year	735.2	125.2
Cash and cash equivalents, at end of year	418.5	735.2

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	327.1	216.8
Income taxes paid	7.7	2.2

QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
Revenue	1,081.6	1,024.9	884.3	611.4	484.6

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	510.4	440.0	367.5	254.9	205.2
Selling, general and administrative expenses	258.2	267.1	223.5	158.1	124.7
Other charges	15.6	30.9	12.1	8.4	22.4
Depreciation	207.9	222.6	219.3	149.3	139.5
Amortization	80.3	73.9	55.6	36.8	27.2
Total costs and expenses	1,072.4	1,034.5	878.0	607.5	519.0
Operating income (loss)	9.2	(9.6)	6.3	3.9	(34.4)

Other income (expense)
Interest income and other, net	10.4	7.1	8.6	8.6	7.8
Interest expense	(124.8)	(113.2)	(135.6)	(83.8)	(55.6)
Share of income from equity investments	4.1	3.9	3.1	1.4	0.9
Foreign currency transaction gains(losses)	7.7	6.3	(94.1)	(10.0)	35.2
Gain(loss) on extinguishment of debt	0.1	(0.5)	—	(32.4)	—
Gains(losses) on derivative instruments	3.2	1.6	5.7	(9.2)	—
Loss from continuing operations before income taxes, minority interest and cumulative effect of changes in accounting principle	(90.1)	(104.4)	(206.0)	(121.5)	(46.1)
Income tax benefit(expense)	1.0	0.9	9.9	—	(10.1)
Minority interest	1.0	(0.7)	0.3	0.4	—
Loss from continuing operations	(88.1)	(104.2)	(195.8)	(121.1)	(56.2)

Discontinued operations
Income from discontinued operations before income taxes	—	—	—	—	0.2
Gain on disposal of assets	(0.2)	8.1	—	—	(0.2)
Income tax expense	—	—	—	—	—
Income from discontinued operations	(0.2)	8.1	0.0	0.0	0.0

Cumulative effect of changes in accounting principle	(33.8)	—	—	1.2	—

Net (loss)income	(122.1)	(96.1)	(195.8)	(119.9)	(56.2)

Basic and diluted loss from continuing operations per share	£(0.27)	£(0.32)	£(0.68)	£(0.49)	£(0.26)

Basic and diluted income from discontinued operations per share	£0.00	£0.02	£0.00	£0.00	£0.00

Basic and diluted loss from cumulative effect of changes in accounting principle per share	£(0.10)	—	—	£0.00	—

Basic and diluted net loss per share	£(0.37)	£(0.30)	£(0.68)	£(0.49)	£(0.26)

Average number of shares outstanding (in millions)	323.8	322.0	287.9	245.5	212.8

B)                                   GROUP RESIDENTIAL OPERATIONS STATISTICS
(data in 000’s)

	Group (1)
	Q4-06	Q3-06	Q2-06	Q1-06	Q4-05
Group RGUs
Opening RGUs	15,271.4	15,100.0	15,015.3	14,805.6	14,432.3
Data Cleanse (2)	—	—	(69.0)	—	(43.1)
Adjusted Opening RGUs	15,271.4	15,100.0	14,946.3	14,805.6	14,389.2
Net RGU adds	76.9	171.4	153.7	209.7	428.7
Reduction to customer count (3)	—	—	—	—	(12.3)
Closing Group RGUs	15,348.3	15,271.4	15,100.0	15,015.3	14,805.6

Group RGUs
On-net Telephone	4,114.0	4,178.3	4,233.0	4,268.1	4,260.0
On-net TV	3,353.9	3,315.4	3,293.1	3,315.9	3,310.3
On-net Broadband	3,058.5	2,980.4	2,902.3	2,821.7	2,630.3
Total On-net	10,526.4	10,474.1	10,428.4	10,405.7	10,200.6
Off-net Telephone	38.3	42.8	47.6	53.2	60.3
Off-net Broadband	260.8	242.8	235.0	224.8	198.7
Total Off-net	299.1	285.6	282.6	278.0	259.0
Mobile	4,522.8	4,511.7	4,389.0	4,331.6	4,346.0
Total RGUs	15,348.3	15,271.4	15,100.0	15,015.3	14,805.6

Net RGU adds
On-net Telephone	(64.3)	(54.6)	(21.6)	8.1	0.8
On-net TV	38.5	22.2	8.3	5.6	23.3
On-net Broadband	78.1	78.1	104.9	191.4	191.7
Total On-net	52.3	45.7	91.7	205.1	215.8
Off-net Telephone	(4.5)	(4.8)	(5.6)	(7.1)	(4.1)
Off-net Broadband	18.0	7.8	10.2	26.1	24.4
Total Off-net	13.5	3.0	4.6	19.0	20.3
Mobile	11.1	122.7	57.4	(14.4)	192.6
Total Net RGU adds	76.9	171.4	153.7	209.7	428.7

Notes

(1)             Subscriber information is on a pro forma combined basis assuming that the merger with Telewest and the acquisition of Virgin Mobile had occurred on January 1, 2005.

(2)             Data cleanse activity in Q2-06 resulted in a decrease of 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.
Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 43,100 RGUs, a decrease of approximately 17,700 Telephone, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)             Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove an additional 10,000 customers, representing approximatley 12,300 RGUs.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Pro forma Virgin Media (1)
	Q4-06	Q3-06	Q2-06	Q1-06	Q4-05
Customers
Opening Customers	4,891.5	4,928.7	4,983.8	4,958.0	4,945.4
Data Cleanse (2)	—	—	(36.2)	—	(18.1)
Adjusted Opening Customers	4,891.5	4,928.7	4,947.6	4,958.0	4,927.3

Gross customer adds	213.5	229.2	192.3	218.1	248.9
Total Customer disconnections	(250.5)	(266.5)	(211.2)	(192.3)	(208.2)
Net customer adds	(37.0)	(37.3)	(18.9)	25.8	40.7
Reduction to customer count (3)	—	—	—	—	(10.0)
Closing Customers	4,854.5	4,891.5	4,928.7	4,983.8	4,958.0

Monthly customer churn %	1.7%	1.8%	1.5%	1.3%	1.4%

Cable RGUs
Opening RGUs	10,474.1	10,428.4	10,405.7	10,200.6	10,040.2
Data Cleanse (2)	—	—	(69.0)	—	(43.1)
Adjusted Opening RGUs	10,474.1	10,428.4	10,336.7	10,200.6	9,997.1
Net RGU adds	52.3	45.7	91.7	205.1	215.8
Reduction to RGU count (3)	—	—	—	—	(12.3)
Closing RGUs	10,526.4	10,474.1	10,428.4	10,405.7	10,200.6

Net RGU Adds
Telephone	(64.3)	(54.6)	(21.6)	8.1	0.8
Television	38.5	22.2	8.3	5.6	23.3
DTV	83.9	85.8	73.8	70.6	85.5
Broadband	78.1	78.1	104.9	191.4	191.7
Total Net RGU Adds	52.3	45.7	91.7	205.1	215.8

Revenue Generating Units (RGUs)
Telephone	4,114.0	4,178.3	4,233.0	4,268.1	4,260.0
Television	3,353.9	3,315.4	3,293.1	3,315.9	3,310.3
DTV	3,005.9	2,922.0	2,836.2	2,786.5	2,715.9
Broadband	3,058.5	2,980.4	2,902.3	2,821.7	2,630.3
Total RGUs	10,526.4	10,474.1	10,428.4	10,405.7	10,200.6

RGU / Customer	2.17	2.14	2.12	2.09	2.06

Internet Customers
Dial-up and DTV access	73.3	97.0	113.3	140.4	181.6
Broadband	3,058.5	2,980.4	2,902.3	2,821.7	2,630.3
Total Internet	3,131.9	3,077.4	3,015.6	2,962.1	2,811.9

Bundled Customers
Dual RGU	1,725.7	1,798.3	1,838.9	1,939.1	2,033.2
Triple RGU	1,972.8	1,892.1	1,830.4	1,741.4	1,604.6
Percentage of dual or triple RGUs	76.2%	75.4%	74.4%	73.8%	73.4%
Percentage of triple RGUs	40.6%	38.7%	37.1%	34.9%	32.4%

Cable ARPU	£42.82	£42.48	£42.21	£41.50	£41.27
ARPU calculation:
On-net revenues	£626,700	£625,400	£628,400	£618,600	£613,400
Average customers	4,878.8	4,907.4	4,962.3	4,969.2	4,954.1

Homes Marketable On-net
Telephone	12,431.4	12,427.1	12,312.7	12,311.2	12,299.7
ATV	12,509.7	12,505.5	12,661.1	12,656.7	12,652.8
DTV	11,986.3	11,982.2	12,009.7	11,989.2	11,972.3
Broadband	11,819.6	11,815.4	11,766.2	11,745.7	11,613.6
Total homes	12,509.7	12,505.5	12,661.1	12,656.7	12,652.8

Penetration of Homes Marketable On-net
Telephone	33.1%	33.6%	34.4%	34.7%	34.6%
Television - Total	26.8%	26.5%	26.0%	26.2%	26.2%
Television - DTV	25.1%	24.4%	23.6%	23.2%	22.7%
Broadband	25.9%	25.2%	24.7%	24.0%	22.6%
Total Customer	38.8%	39.1%	38.9%	39.4%	39.2%

Notes

(1)             Subscriber information is on a pro forma combined basis assuming that the old Telewest and old NTL merger had occurred on January 1, 2005 and reflects old Telewest and old NTL reported on-net with prior periods restated for policy alignments, where applicable.

(2)             Data cleanse activity in Q2-06 resulted in a decrease of 36,200 customers and 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.
Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telephone, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)             Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove an additional 10,000 customers, representing approximatley 12,300 RGUs.

(4)             A table showing old NTL operational statistics for Q1-06 on an actual basis reflecting the merger with old Telewest on March 3, 2006 can be found in our Form 10Q for Q1-06, filed with the SEC on May 10, 2006.

	Old Telewest (1&4)					Old NTL on-net (1)
	Q4-06	Q3-06	Q2-06	Q1-06	Q4-05	Q4-06	Q3-06	Q2-06	Q1-06	Q4 05
Customers
Opening Customers	1,894.4	1,886.8	1,886.8	1,868.2	1,848.1	2,997.1	3,042.0	3,097.0	3,089.8	3,097.3
Data Cleanse (2)	—	—	(3.7)	—	—	—	—	(32.5)	—	(18.1)
Adjusted Opening Customers	1,894.4	1,886.8	1,883.1	1,868.2	1,848.1	2,997.1	3,042.0	3,064.5	3,089.8	3,079.2

Gross customer adds	84.8	87.9	73.2	79.2	86.1	128.7	141.3	119.2	138.9	162.8
Total Customer disconnections	(72.4)	(80.3)	(69.5)	(60.6)	(66.0)	(178.1)	(186.2)	(141.7)	(131.7)	(142.2)
Net customer adds	12.4	7.6	3.7	18.6	20.1	(49.4)	(44.9)	(22.5)	7.2	20.6
Reduction to customer count (3)	—	—	—	—	—	—	—	—	—	(10.0)
Closing Customers	1,906.8	1,894.4	1,886.8	1,886.8	1,868.2	2,947.7	2,997.1	3,042.0	3,097.0	3,089.8

Monthly customer churn %	1.3%	1.4%	1.2%	1.1%	1.2%	2.0%	2.1%	1.6%	1.5%	1.6%

Cable RGUs
Opening RGUs	4,273.3	4,212.9	4,164.9	4,059.6	3,955.2	6,200.8	6,215.5	6,240.8	6,141.0	6,085.0
Data Cleanse (2)	—	—	(4.6)	—	—	—	—	(64.4)	—	(43.1)
Adjusted Opening RGUs	4,273.3	4,212.9	4,160.3	4,059.6	3,955.2	6,200.8	6,215.5	6,176.4	6,141.0	6,041.9
Net RGU adds	80.5	60.4	52.6	105.3	104.4	(28.2)	(14.7)	39.1	99.8	111.4
Reduction to RGU count (3)	—	—	—	—	—	—	—	—	—	(12.3)
Closing RGUs	4,353.8	4,273.3	4,212.9	4,164.9	4,059.6	6,172.6	6,200.8	6,215.5	6,240.8	6,141.0

Net RGU Adds
Telephone	(2.6)	(5.1)	1.2	11.5	0.5	(61.7)	(49.5)	(22.8)	(3.4)	0.3
Television	27.8	17.1	1.2	3.3	19.0	10.7	5.2	7.1	2.3	4.3
DTV	36.0	26.3	15.2	21.4	42.6	47.9	59.5	58.6	49.2	42.9
Broadband	55.3	48.5	50.1	90.5	84.9	22.8	29.6	54.8	100.9	106.8
Total Net RGU Adds	80.5	60.4	52.5	105.3	104.4	(28.2)	(14.7)	39.1	99.8	111.4

Revenue Generating Units (RGUs)
Telephone	1,691.2	1,693.8	1,698.9	1,698.4	1,686.9	2,422.8	2,484.5	2,534.0	2,569.7	2,573.1
Television	1,415.0	1,387.2	1,370.2	1,370.9	1,367.6	1,938.9	1,928.1	1,922.9	1,945.0	1,942.7
DTV	1,368.1	1,332.1	1,305.8	1,292.2	1,270.8	1,637.8	1,589.9	1,530.4	1,494.3	1,445.1
Broadband	1,247.6	1,192.3	1,143.8	1,095.6	1,005.1	1,810.9	1,788.1	1,758.5	1,726.1	1,625.2
Total RGUs	4,353.8	4,273.3	4,212.9	4,164.9	4,059.6	6,172.6	6,200.8	6,215.5	6,240.8	6,141.0

RGU / Customer	2.28	2.26	2.23	2.21	2.17	2.09	2.07	2.04	2.02	1.99

Internet Customers
Dial-up and DTV access	22.6	29.1	32.3	44.3	57.9	50.7	67.9	81.0	96.1	123.7
Broadband	1,247.6	1,192.3	1,143.8	1,095.6	1,005.1	1,810.9	1,788.1	1,758.5	1,726.1	1,625.2
Total Internet	1,270.2	1,221.4	1,176.1	1,139.9	1,063.0	1,861.7	1,856.0	1,839.5	1,822.2	1,748.9

Bundled Customers
Dual RGU	674.1	695.2	721.8	756.9	794.0	1,051.6	1,103.1	1,117.2	1,182.2	1,239.2
Triple RGU	886.4	841.9	802.2	760.6	698.6	1,086.4	1,050.2	1,028.2	980.8	906.0
Percentage of dual or triple RGUs	81.8%	81.1%	80.8%	80.4%	79.9%	72.5%	71.8%	70.5%	69.8%	69.4%
Percentage of triple RGUs	46.5%	44.4%	42.5%	40.3%	37.4%	36.9%	35.0%	33.8%	31.7%	29.3%

Cable ARPU	£46.55	£45.61	£45.46	£45.15	£45.13	£40.43	£40.52	£40.21	£39.28	£38.96
ARPU calculation:
On-net revenues	£265,700	£258,300	£257,600	£254,300	£251,900	£361,000	£367,100	£370,800	£364,300	£361,500
Average customers	1,902.4	1,887.9	1,888.6	1,877.4	1,860.6	2,976.4	3,019.5	3,073.7	3,091.8	3,093.5

Homes Marketable On-net
Telephone	4,706.8	4,702.5	4,700.2	4,701.2	4,698.4	7,724.6	7,724.6	7,612.5	7,610.0	7,601.3
ATV	4,711.1	4,706.9	4,704.8	4,702.9	4,700.8	7,798.6	7,798.6	7,956.3	7,953.8	7,952.0
DTV	4,593.0	4,588.9	4,586.5	4,568.5	4,525.2	7,393.3	7,393.3	7,423.2	7,420.7	7,447.1
Broadband	4,593.0	4,588.9	4,586.5	4,568.5	4,525.2	7,226.6	7,226.6	7,179.7	7,177.2	7,088.4

Penetration of Homes Marketable On-net
Telephone	35.9%	36.0%	36.1%	36.1%	35.9%	31.4%	32.2%	33.3%	33.8%	33.9%
Television - Total	30.0%	29.5%	29.1%	29.1%	29.1%	24.9%	24.7%	24.2%	24.5%	24.4%
Television - DTV	29.8%	29.0%	28.5%	28.3%	28.1%	22.2%	21.5%	20.6%	20.1%	19.4%
Broadband	27.2%	26.0%	24.9%	24.0%	22.2%	25.1%	24.7%	24.5%	24.0%	22.9%
Total Customer	40.5%	40.2%	40.1%	40.1%	39.7%	37.8%	38.4%	38.2%	38.9%	38.9%

Notes

(1)                  Subscriber information reflects old Telewest and old NTL reported on-net with prior periods restated for policy alignments, where applicable.

(2)                  Data cleanse activity in Q2-06 resulted in a decrease in old Telewest of 3,700 customers and 4,600 RGUs, a decrease of approximately 700 Telephone, 2,000 Broadband and 1,900 TV RGUs, and in old NTL of 32,500 customers and 64,400 RGUs, a decrease of approximately 12,800 Telephone, 22,400 Broadband and 29,200 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions betwwen old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.
Data cleanse activity in Q4-05 resulted in a decrease in old NTL of 18,100 customers and 43,100 RGUs, a decrease of approximately 17,700 Telephone, 26,600 Broadband and an increase of 1,300 net TV RGUs.

(3)                  Review of inactive backlog customers in Q4-05 resulted in an adjustment to remove 10,000 inactive backlog disconnects, representing approximately 12,300 RGUs.

(4)                  Old Telewest operational statistics given above for Q1-06 are for the full 3 months ended March 31, 2006 on a pro forma basis including the period prior to the merger with old NTL.

MOBILE OPERATIONS STATISTICS
(data in 000’s except ARPU)

	Mobile
	Q4-06	Q3-06	Q2-06	Q1-06	Q4-05
Mobile Customers (90 day active) (1 & 2)
Opening Customers	4,511.7	4,389.0	4,331.6	4,346.0	4,153.4
Net customer adds	11.1	122.7	57.4	(14.4)	192.6
Closing Mobile Customers (90 day active)	4,522.8	4,511.7	4,389.0	4,331.6	4,346.0

Mobile monthly ARPU (3)	£10.59	£10.28
ARPU calculation:
Service revenue	£141,800	£132,500
Average customers	4,465.4	4,294.8

Notes

(1)             Mobile customer information prior to acquisition has been taken, without adjustment, from Virgin Mobile’s historical information.

(2)             90 day active customers - Prepay customers are defined as active customers if they have made an outbound event in the preceding 90 days. Contract customers are defined as active customers if they have been provisioned and have not been disconnected.

(3)             Mobile monthly ARPU is calculated on service revenue for the periods since acquisition divided by the average 90 day active customers for the periods since acquisition, divided by three.

NTL OFF-NET OPERATIONS STATISTICS
(data in 000’s)

	Off-net
	Q4-06	Q3-06	Q2-06	Q1-06	Q4-05
Off-net RGUs
Opening RGUs	285.6	282.6	278.0	259.0	238.7
Net RGU adds	13.5	3.0	4.6	19.0	20.3
Closing off-net RGUs	299.1	285.6	282.6	278.0	259.0
RGUs
Telephone	38.3	42.8	47.6	53.2	60.3
Broadband	260.8	242.8	235.0	224.8	198.7
Total RGUs	299.1	285.6	282.6	278.0	259.0
Net RGU Adds
Telephone	(4.5)	(4.8)	(5.6)	(7.1)	(4.1)
Broadband	18.0	7.8	10.2	26.1	24.4
Total Net RGU Adds	13.5	3.0	4.6	19.0	20.3

C)   SEGMENTAL ANALYSIS
(£ millions) (unaudited)

Actual Reported

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
Revenue
Cable segment
Consumer	645.4	643.7	645.1	461.7	379.4
Business	169.0	162.3	160.1	122.8	105.2
Total	814.4	806.0	805.2	584.5	484.6
Inter segment revenue	(1.2)	(0.9)	(0.4)	(0.3)	—
	813.2	805.1	804.8	584.2	484.6
Mobile segment
Virgin Mobile	151.4	140.4	—	—	—
Inter segment revenue	0.3	—	—	—	—
	151.7	140.4	—	—	—
Content segment
Flextech	40.5	37.8	40.1	12.8	—
Sit-up	82.0	47.5	45.1	16.2	—
Total	122.5	85.3	85.2	29.0	—
Inter segment revenue	(5.8)	(5.9)	(5.7)	(1.8)	—
	116.7	79.4	79.5	27.2	—
Total revenue	1,081.6	1,024.9	884.3	611.4	484.6
Segment OCF
Cable segment OCF	296.8	296.3	284.5	195.4	154.7
Mobile segment OCF	14.2	16.0	—	—	—
Content segment OCF	2.0	5.5	8.8	3.0	—
OCF (Total)	313.0	317.8	293.3	198.4	154.7

Pro Forma (for merger with Telewest)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
	(Reported)	(Reported)	(Reported)	(Pro Forma)	(Pro Forma)
Revenue
Cable segment
Consumer	645.4	643.7	645.1	637.2	631.6
Business	169.0	162.3	160.1	165.6	168.2
Total	814.4	806.0	805.2	802.8	799.8
Inter segment revenue	(1.2)	(0.9)	(0.4)	(0.5)	(0.4)
	813.2	805.1	804.8	802.3	799.4
Mobile segment
Virgin Mobile	151.4	140.4	—	—	—
Inter segment revenue	0.3	—	—	—	—
	151.7	140.4	—	—	—
Content segment
Flextech	40.5	37.8	40.1	39.9	37.7
Sit-up	82.0	47.5	45.1	51.9	84.1
Total	122.5	85.3	85.2	91.8	121.8
Inter segment revenue	(5.8)	(5.9)	(5.7)	(5.3)	(5.1)
	116.7	79.4	79.5	86.5	116.7
Total revenue	1,081.6	1,024.9	884.3	888.8	916.1
Segment OCF
Cable segment OCF	296.8	296.3	284.5	267.6	283.2
Mobile segment OCF	14.2	16.0	—	—	—
Content segment OCF	2.0	5.5	8.8	9.4	8.8
OCF (Total)	313.0	317.8	293.3	277.0	292.0

Notes:
Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix F.

The pro forma information presented in this schedule in respect of the three month periods ended March 31, 2006 and December 31, 2005 have been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006 and January 1, 2005, respectively - see Appendix E.

D)                                   Fixed Asset Additions (Accrual Basis)
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
NCTA Fixed Asset Additions
CPE	59.0	57.8	48.6	40.2	31.6
Scaleable infrastructure	44.9	45.0	46.0	51.4	48.7
Commercial	18.5	16.5	19.6	13.4	6.2
Line extensions	0.9	1.3	1.0	0.7	—
Upgrade/rebuild	0.8	0.5	1.3	1.1	2.5
Support capital	49.5	18.0	16.3	10.6	7.5
Total NCTA Fixed Asset Additions	173.6	139.1	132.8	117.4	96.5
Non NCTA Fixed Asset Additions	5.0	8.2	1.1	0.4	(1.9)
Total Fixed Asset Additions (accrual basis)	178.6	147.3	133.9	117.8	94.6
Change in capital accruals	(20.8)	(13.7)	(5.8)	17.5	(22.8)
Total Purchase of Fixed Assets and Intangible Assets	157.8	133.6	128.1	135.3	71.8

Comprising:
Purchase of Fixed Assets	147.8	133.6	128.1	135.3	71.8
Purchase of Intangible Assets	10.0	—	—	—	—
	157.8	133.6	128.1	135.3	71.8

Note: Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Fixed Asset Additions (accrual basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (accrual basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

Certain NCTA Fixed Asset Additions have been reallocated for the quarters ended March 31, June 30 and September 30, 2006.

E)   PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
	(Reported)	(Reported)	(Reported)	(Pro Forma)	(Pro Forma)
Revenue	1,081.6	1,024.9	884.3	888.8	916.1
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	510.4	440.0	367.5	369.0	399.1
Selling, general and administrative expenses	258.2	267.1	223.5	242.8	225.0
Other charges	15.6	30.9	12.1	8.9	22.4
Depreciation	207.9	222.6	219.3	210.4	229.2
Amortization	80.3	73.9	55.6	58.6	59.8
	1,072.4	1,034.5	878.0	889.7	935.5
Operating (loss)income	9.2	(9.6)	6.3	(0.9)	(19.4)
Other income (expense)
Interest income and other, net	10.4	7.1	8.6	8.3	7.4
Interest expense	(124.8)	(113.2)	(135.6)	(112.0)	(126.9)
Gain (loss) on extinguishment of debt	0.1	(0.5)	—	(32.4)	—
Other, net	3.2	1.6	5.7	(9.2)	4.0
Share of income from equity investments	4.1	3.9	3.1	5.0	2.5
Foreign currency transaction gains (losses)	7.7	6.3	(94.1)	(8.6)	33.0
(Loss) from continuing operations before income taxes	(90.1)	(104.4)	(206.0)	(149.8)	(99.4)
Income tax benefit (expense)	1.0	0.9	9.9	—	(12.6)
Minority interest	1.0	(0.7)	0.3	0.4	—
(Loss) from continuing operations	(88.1)	(104.2)	(195.8)	(149.4)	(112.0)

Reconciliation of Pro Forma OCF to Pro Forma Operating income (loss)
Pro Forma OCF	313.0	317.8	293.3	277.0	292.0
Less:
Other charges	(15.6)	(30.9)	(12.1)	(8.9)	(22.4)
Depreciation	(207.9)	(222.6)	(219.3)	(210.4)	(229.2)
Amortization	(80.3)	(73.9)	(55.6)	(58.6)	(59.8)
Pro Forma Operating income (loss)	9.2	(9.6)	6.3	(0.9)	(19.4)

The pro forma information presented in these schedules in respect of the three months ended March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006 and the pro forma information in respect of the three months ended on December 31, 2005 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2005 and includes adjustments to reflect the purchase accounting impact on our historical results. Readers should refer to the notes below for further explanation of the adjustments made.

These pro forma operating results are not necessarily indicative of the results that would have been achieved if the merger with Telewest had occurred on January 1, 2006 or January 1, 2005, and undue reliance should not be placed on this information.

No pro forma financial information has been included in these schedules in respect of the results of Virgin Mobile prior to its acquisition.

The presentation does not include all the information and footnotes required by generally accepted accounting principles in the United States to be included in pro forma financial statements.

Proforma Combined Condensed Financial Information
Three months ended March 31, 2006 (in £ millions) (unaudited)

	NTL Inc.	Telewest	Total	Pro Forma
	As reported	Jan 1 - Mar 3	Adjustments	Combined
Revenue	611.4	279.9	(2.5)	888.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	254.9	88.5	25.6	369.0
Selling, general and administrative expenses	158.1	110.0	(25.3)	242.8
Other charges	8.4	0.5	—	8.9
Depreciation	149.3	66.1	(5.0)	210.4
Amortization	36.8	8.4	13.4	58.6
	607.5	273.5	8.7	889.7
Operating income (loss)	3.9	6.4	(11.2)	(0.9)
Other income (expense)
Interest income and other, net	8.6	4.0	(4.3)	8.3
Interest expense	(83.8)	(22.2)	(6.0)	(112.0)
(Loss) on extinguishment of debt	(32.4)	—	—	(32.4)
Other, net	(9.2)	—	—	(9.2)
Share of income from equity investments	1.4	3.6	—	5.0
Foreign currency transaction (losses) gains	(10.0)	1.4	—	(8.6)
(Loss) from continuing operations before income taxes	(121.5)	(6.8)	(21.5)	(149.8)
Income tax (expense) benefit	—	—	—	—
Minority interest	0.4	—	—	0.4
Cumulative effect of a change in accounting principle	1.2	0.8	—	2.0
(Loss) from continuing operations	(119.9)	(6.0)	(21.5)	(147.4)

For the three months ended March 31, 2006, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL with the results of Telewest for the period from January 1, 2006 to March 3, 2006 adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the merger transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

Proforma Combined Condensed Financial Information
Three months ended December 31, 2005 (in £ millions) (unaudited)

	Historical	Historical	Total	Pro Forma
	NTL	Telewest	Adjustments	Combined
Revenue	484.6	434.5	(3.0)	916.1
Costs and expenses

Operating costs (exclusive of depreciation shown separately below)	205.2	163.9	30.0	399.1
Selling, general and administrative expenses	124.7	133.8	(33.5)	225.0
Other charges	22.4	—	—	22.4
Depreciation	139.5	97.9	(8.2)	229.2
Amortization	27.2	16.0	16.6	59.8
	519.0	411.6	4.9	935.5
Operating income (loss)	(34.4)	22.9	(7.9)	(19.4)
Other income (expense)
Interest income and other, net	7.8	6.1	(6.5)	7.4
Interest expense	(55.6)	(43.1)	(28.2)	(126.9)
(Loss) on extinguishment of debt	—	—	—	—
Other, net	0.9	3.1	—	4.0
Share of income from equity investments	—	2.5	—	2.5
Foreign currency transaction (losses) gains	35.2	(2.2)	—	33.0
(Loss) from continuing operations before income taxes	(46.1)	(10.7)	(42.6)	(99.4)
Income tax (expense) benefit	(10.1)	(2.5)	—	(12.6)
Minority interest	—	—	—	—
(Loss) from continuing operations	(56.2)	(13.2)	(42.6)	(112.0)

For the three months ended December 31, 2005, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL and the former Telewest adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates; to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments. Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

F)     Use of non-GAAP Financial Measures and Reconciliations to GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)     Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP. OCF represents our earnings before interest, taxes, depreciation and amortization, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses). Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges (OCF) to GAAP operating income (loss)
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
Operating income before depreciation, amortization and other charges (OCF)	313.0	317.8	293.3	198.4	154.7
Reconciling items
Other charges	(15.6)	(30.9)	(12.1)	(8.4)	(22.4)
Depreciation and amortization	(288.2)	(296.5)	(274.9)	(186.1)	(166.7)
Operating income (loss)	9.2	(9.6)	6.3	3.9	(34.4)

Reconciliation of pro forma operating income before depreciation, amortization and other charges (OCF) to GAAP operating income (loss)
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005
	(Reported)	(Reported)	(Reported)	(Pro Forma)	(Pro Forma)
Pro forma operating income before depreciation, amortization and other charges (OCF)	313.0	317.8	293.3	277.0	292.0
Reconciling items
Depreciation and amortization	(288.2)	(296.5)	(274.9)	(186.1)	(166.7)
Other charges	(15.6)	(30.9)	(12.1)	(8.4)	(22.4)
Telewest pro forma operating loss(income)	—	—	—	4.8	(15.0)
Telewest pro forma depreciation and amortization	—	—	—	(82.9)	(122.3)
Telewest pro forma other charges	—	—	—	(0.5)	—
Operating income (loss)	9.2	(9.6)	6.3	3.9	(34.4)

(ii) Net debt
Net debt is defined as long-term debt, including current portion, less cash and cash equivalents and marketable securities. Our management, including our chief operating decision-maker, consider net debt an important measure of our financing obligations.

Net debt is not a financial measure recognized under GAAP. This measure is most directly comparable to the GAAP financial measure, total liabilities. The significant limitation associated with the use of net debt as compared to total liabilities is that net debt does not consider current liabilities due in respect of accounts payable and other liabilities. It also assumes that all of cash and cash equivalents and marketable securities are available to service debt. We believe net debt is helpful for understanding our entire net debt funding obligations and provides useful supplemental information to investors. Because non-GAAP financial measures are not standardized, it may not be possible to compare net debt with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for total liabilities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of Net Debt to GAAP Total liabilities

(in £ millions) (unaudited)	Dec 31,	Dec 31,
	2006	2005
Net Debt	5,740.6	1,447.9

Cash and cash equivalents	418.5	735.2
Marketable securities	—	96.9

Long-term debt, including current portion	6,159.1	2,280.0

Accounts payable	379.6	176.9
Accrued expenses and other current liabilities	695.1	291.1
Interest payable	158.2	37.8
Deferred revenue and other long-term liabilities	544.2	237.5
Deferred income taxes	77.2	9.2
Total liabilities	8,013.4	3,032.5

(iii) Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Assets Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as measured on an accrual basis. Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measures purchase of fixed assets and purchase of intangible assets, as reported in the Statement of Cashflows. The significant limitations associated with the use of Fixed Assets (Accruals Basis) as compared to purchase of fixed assets and purchase of intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Pro Forma and Reported Fixed Asset Additions (accrual basis) to GAAP
Purchase of Fixed Assets and Purchase of Intangible Assets

(in £ millions) (unaudited)	Year ended	Three months ended
	Dec 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2006	2005
Pro forma Fixed Asset Additions (accrual basis)	£618.1	£178.6	£147.3	£133.9	£158.3	£158.6

Pre-acquisition Telewest Fixed Asset
Additions (accrual basis)	(40.5)	—	—	—	(40.5)	(64.0)
Fixed Asset Additions (accrual basis)	£577.6	£178.6	£147.3	£133.9	£117.8	£94.6

Changes in liabilities related to Fixed Asset Additions (accrual basis)	(22.8)	(20.8)	(13.7)	(5.8)	17.5	(22.8)
	£554.8	£157.8	£133.6	£128.1	£135.3	£71.8
Comprising:
Purchase of fixed assets	£544.8	£147.8	£133.6	£128.1	£135.3	£71.8
Purchase of intangible assets	10.0	10.0	—	—	—	—
	£554.8	£157.8	£133.6	£128.1	£135.3	£71.8

Conference Call

There will be a conference call for analysts and investors today at 0900 EST/ 1400 UK time.  Analysts and investors can dial in to the presentation by calling +1 617 597 5310 in the United States or + 44 (0) 20 7365 8426 for international access, passcode “Virgin Media Inc.” for all participants.

The presentation can also be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, March 7, 2007.  The dial-in replay number for the US is:  +1 617 801 6888 and the international dial-in replay number is: +44 (0) 20 7365 8427, passcode: 58880078.